AGREEMENT GOVERNING INITIAL CONTRIBUTION

                                      TO

                           EQUI-SELECT SERIES TRUST

                                      BY

                   EQUITABLE LIFE INSURANCE COMPANY OF IOWA


     THIS AGREEMENT is made by and between Equi-Select Series Trust ('Trust") a Massachusetts Business Trust, and Equitable Life Insurance Company of Iowa ("Insurance Company") on behalf of Equitable Life Insurance Company of Iowa Separate Account A (the "Separate Account"), a separate account of Insurance Company.

     WHEREAS, Insurance Company has established the Separate Account and proposes to contribute to it the sum of $100,000; and

     WHEREAS, the Insurance Company on behalf of the Separate Account proposes to contribute $100,000 ("Contribution") to the Trust in the manner hereinafter described; and

     WHEREAS, The Parties hereto intend that the Contribution satisfy the requirement that the Trust have a net worth of at least $100,000 prior to making a public offering of securities of the Trust; and

     WHEREAS, it is necessary and desirable that the terms under which said Contribution is made and the respective rights of the Insurance Company and the Trust with respect thereto be determined;

     NOW, THEREFORE, it is hereby agreed between Insurance Company on behalf of the Separate Account and the Trust as follows:

     Insurance Company will provide for the contribution to the Trust by the Separate Account the sum of $100,000. Insurance Company hereby represents and agrees that such Contribution is for investment purposes and not for the purpose of redeeming or disposing of any interest in the Trust resulting from such Contribution. Contribution is intended to satisfy the requirement that the Trust have a net worth of at least S 100,000 prior to making public offering of the securities of the Trust.

                                      II

     In consideration for such Contribution and without deduction of any sales or other charges, the Trust shall credit Insurance Company with shares, of which Insurance Company, on behalf of the Separate Account, shall be the owner. Such shares shall share pro rata in the investment performance of each Portfolio of Trust as selected by Insurance Company and shall be subject to the same valuation procedures and the same periodic charges as are other shares of such Portfolios.

                                     III

     Insurance Company hereby acknowledges that by the making of such Contribution by Separate Account, neither Insurance Company nor Separate Account is and shall not be regarded as a creditor of the Trust and that the relationship of debtor-creditor between the Trust and the Separate Account does not exist with respect to the amount so contributed. Insurance Company agrees that the Separate Account's interest in the Trust as a result of such Contribution shall be neither senior to nor subordinate to the interests of owners of variable annuity contracts issued with respect to the Separate Account and that, in the event of liquidation of the Trust or the Separate Account, however occurring, the Separate Account shall have no preferential rights of any kind over such contract owner's but hall share ratably with them.

                                      IV

     All commitments of the Insurance Company hereunder shall be forever binding upon its successor or successors.

                                      V

     Insurance Company shall not withdraw the Contribution prior to five years from the date hereof unless its annuity program is terminated and no more variable annuity contracts are outstanding.

                                      VI

     The Trust hereby accepts such Contribution subject to the Terms of the Agreement.

     Executed this 15th day of September, 1994.

                  EQUITABLE LIFE INSURANCE COMPANY OF IOWA

                  BY: /s/ FRED S. HUBBELL
                  --------------------------
                  Fred S. Hubbell, President


                  EQUI-SELECT SERIES TRUST

                  BY: /s/ PAUL R. SCHLAACK
                  --------------------------
                  Paul R Schlaack, President